Exhibit 4.10

Supplementary Agreement of
Amended and Restated Agreement of Exclusive Technical
Consulting and Management Service Agreement

This Supplementary Agreement of Amended and Restated Agreement of Exclusive Technical Consulting and Management Service Agreement (hereinafter referred to as “this Agreement”) was entered into by the following two parties on May 8, 2023:

(1)

Party A: Beijing Hongyi Yichuang Information Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and validly subsisting under the laws of the People's Republic of China (hereinafter referred to as “PRC”), whose registered address is Room 8140, Building 3, No. 3 Xijing Road, Badachu High-tech Park, Shijingshan District, Beijing City ; and

(2)

Party B: Guangzhou Lizhi Network Technology Co., Ltd., a company with limited liability duly incorporated and validly subsisting under the PRC laws, whose registered address is self-numbered 3-07A, No. 309 Huangpu Avenue Middle, Tianhe District, Guangzhou City.

Whereas:

Party A and Party B entered into the Amended and Restated Agreement of Exclusive Technical Consulting and Management Service Agreement (hereinafter referred to as the “Original Agreement”) on June 9, 2017, establishing a business relationship and agreeing that Party B shall pay the relevant amounts to Party A.

The parties amicably negotiate and, in accordance with the provisions of the Civil Code of the People's Republic of China, make the following supplementary provisions to the Original Agreement:

1.

The Calculation and Payment Methods for Service Fees as stipulated in Annex II of the Original Agreement is as follows: “Service fees hereunder shall be calculated based on 90% of the monthly after-tax profits of Party B. Party A shall sum up the service fees on a quarterly basis and notify Party B of the amount. Party B shall credit such service fees to Party A's designated bank account within 10 workdays after receipt of Party A's notice.”

The parties agree that the aforementioned provisions are amended as follows: “The service fees under this Agreement shall be any amount determined at the discretion of Party A within the scope of Party B's after-tax profits each month. Party A may summarize the service fees on a periodic basis determined by Party A and notify Party B thereof. Party B shall credit such service fees to Party A' s designated bank account within 10 workdays after receipt of Party A' s notice.”

2.

Except for the adjustments mentioned above, the other terms of the Original Agreement shall remain in effect. This Agreement is an integral part of the Original Agreement, and in the event of any inconsistency between the Original Agreement and this Agreement, the contents of this Supplementary Agreement shall prevail.

3.

The execution, effectiveness, modification, interpretation, performance, termination, and resolution of disputes arising from or related to this Agreement shall all be governed by the laws of the PRC. In the event of any dispute arising from the interpretation or performance of the terms under this Agreement, the parties shall attempt to resolve such dispute through negotiation. If negotiation fails, either party may submit the dispute to the Guangzhou Arbitration Commission for resolution in accordance with its current arbitration rules.

The language to be used in the arbitration shall be Chinese. The arbitral award shall be final and binding on both parties.

4.	This Agreement shall take effect upon being formally signed by the legal representatives or authorized representatives of each party and the affixing of their respective official seals.
5.	This Agreement shall be executed in 4 counterparts with equal legal force, with 2 held by either party.

[The following page, containing no text, is the signature page]

[This page, containing no text, is the signature page]

Party A

Beijing Hongyi Yichuang Information Technology Co., Ltd.

(Seal) /s/ Seal of Beijing Hongyi Yichuang Information Technology Co., Ltd.

Signature:	/s/ Ding Ning

Name:	Ding Ning

Position:	Legal representative

Party B

Guangzhou Lizhi Network Technology Co., Ltd.

(Seal) /s/ Seal of Guangzhou Lizhi Network Technology Co., Ltd.

Signature:	/s/ Lai Jinnan

Name:	Lai Jinnan

Position:	Legal representative